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                                                                   EXHIBIT 10.23




CHAMPION LETTERHEAD

September 10, 1998


Secretary
Champion Enterprises, Inc.
2701 University Drive
Suite 300
Auburn Hills, Michigan 48326

Dear Sir:

         On January 12, 1998, I entered into a Non-Qualified Stock Option Agreement with Champion Enterprises, Inc. (the "January 12, 1998 Agreement"). In the section of the January 12, 1998 Agreement entitled "Second Part", I was granted a stock option permitting me, subject to a five-year graded vesting schedule, to purchase 480,000 shares of Champion Enterprises, Inc. Common Stock at a price of $20.00 per share.

         A new and different option grant has been offered to me and in consideration of that new grant, I have been asked to and am willing to release Champion Enterprises, Inc. from all obligations related to the options in the Second Part of the January 12, 1998 Agreement. I hereby notify you that I irrevocably renounce any interest that I had, have or may have in the options contained in the Second Part of the January 12, 1998 Agreement and I agree and acknowledge that Champion has no further obligation under that provision of the January 12, 1998 Agreement.

         I also understand and agree that all of the rest and remainder of the January 12, 1998 Agreement, including the provisions related to the grant contained in the "First Part", my obligations of confidentiality and restrictions on my right to compete with Champion Enterprises, Inc., remain in full force and effect.




                                           Joseph H. Stegmayer